Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Dominick DiRocco
609-561-9000 x4262
ddirocco@sjindustries.com

SJI Reports First Quarter 2022 Results
Acquisition Proceeding on Track

FOLSOM, NJ (May 4, 2022) - SJI (NYSE: SJI) today reported operating results for the first quarter ended March 31, 2022. Highlights include:
▪Q1 2022 GAAP earnings $1.08 per diluted share compared to $1.26 per diluted share in 2021 Economic Earnings* $1.25 per diluted share compared to $1.26 per diluted share in 2021
▪First quarter EPS reflect increased profitability from both Utility and Non-Utility operations offset by the impact of financing activities
▪Acquisition by Infrastructure Investment Fund (IIF) on track — Petition filed with NJBPU in April; Shareholder vote scheduled for May 10
▪Regulatory initiatives advancing — SJG Infrastructure Investment Program (IIP) moving toward resolution; ETG base rate case on schedule; SJG base rate case filed in April
▪Clean energy investments proceeding — RNG production at eight dairy farms expected in-service in 2022
"Our utility and non-utility businesses performed very well in the first quarter and we are off to a solid start toward achieving our financial goals in 2022," said Mike Renna, SJI President and Chief Executive Officer. "Our regulatory initiatives and clean energy investments targeting enhanced infrastructure safety, reliability and decarbonization continue to advance. Most notably, our acquisition by IIF is proceeding on track. We are excited to join forces with IIF, a trusted partner and long-term investor in utility and renewable energy companies, and look forward to executing together on our clean energy and decarbonization initiatives in support of the environmental goals of our State and region,” added Renna.

	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$127.2	$1.06	$127.2	$1.06	$121.6	$1.19	$121.6	$1.19
Non-Utility	$14.6	$0.12	$31.0	$0.26	$16.2	$0.16	$16.1	$0.16
Other	$(12.4)	$(0.10)	$(8.7)	$(0.07)	$(9.1)	$(0.09)	$(8.8)	$(0.09)
Total - Continuing Ops	$129.4	$1.08	$149.5	$1.25	$128.8	$1.26	$128.9	$1.26
Average Diluted Shares		119.7		119.7		101.9		101.9
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

First Quarter 2022 Results
For the three-month period ended March 31, 2022, SJI reported consolidated GAAP earnings of $129.4 million compared to $128.8 million in the prior year period.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2021.
For the three-month period ended March 31, 2022, economic earnings were $149.5 million compared to $128.9 million in the prior year period.
UTILITY
Utility entities include the regulated operations of South Jersey Gas (SJG) and Elizabethtown Gas (ETG). First quarter 2022 GAAP/economic earnings were $127.2 million compared with $121.6 million in 2021.
South Jersey Gas
Performance. First quarter 2022 GAAP/economic earnings were $88.6 million compared with $83.6 million in 2021. Utility margin increased $8.9 million, reflecting customer growth and the roll-in of investments from infrastructure replacement programs. We define utility margin, a non-GAAP measure, as natural gas revenues plus depreciation and amortization expenses, less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Total expenses increased $3.9 million, primarily reflecting higher depreciation and interest expenses.
Customer Growth. SJG added approximately 6,000 new customers over the last 12 months and now serves approximately 413,000 customers. SJG’s 1.5% customer growth rate compares favorably to the peer average and remains driven by gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner. SJG's Accelerated Infrastructure Replacement Program (AIRP II) authorized an investment of $302.5 million from 2016-2021 for infrastructure replacement upgrades. Our investment of approximately $69 million from July 2020 to September 2021 was rolled into rates on January 1, 2022. In November 2020, SJG filed a request with the New Jersey Board of Public Utilities (NJBPU) for approval of an Infrastructure Investment Program (IIP) that would accelerate planned capital expenditures to enhance the delivery of safe, reliable, affordable natural gas, create jobs, and support the State’s environmental goals. The proposal is pending before the NJBPU. A resolution is expected in Q2 2022.
Energy Efficiency. Through energy efficiency programs, SJG advances New Jersey’s clean energy goals in a manner that benefits customers, the environment and the State’s green economy while recovering our investments in a timely manner. SJG's energy efficiency program, as approved by the BPU in April 2021, authorizes investment of $133.2 million from July 1, 2021 to June 30, 2024. Our investment of approximately $37 million from July 2021 to June 2022 commenced recovery in July 2021.
Redundancy. In August 2021, the NJBPU approved SJG's engineering and route proposal to construct system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility. This project is critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system. Pre-construction engineering and permitting of the project has commenced. We also continue to explore alternatives that will allow for a secondary supply of gas needed to create reliability and resiliency for ~140,000 customers in Atlantic and Cape May counties.

Base Rate Case. In April, SJG filed a petition with the NJBPU requesting an increase of $73.1 million to its base rates. The request is based on a proposed pre-tax return on invested capital of 7.77%, with a capital structure that includes a common equity component of 57.0% and a return on common equity of 10.75%. The request is predominantly driven by the significant capital investments that SJG has made since its last base rate proceeding that was resolved in 2020. Since that time, SJG has invested approximately $236 million of capital investments that are not currently reflected in rates, with an additional approximate $239 million of capital investment anticipated to be invested by February 28, 2023. These capital investments have been and will continue to be made to ensure the safety, reliability and resiliency of SJG's distribution system, allow SJG to continue to provide safe, reliable and best in class customer service, and facilitate the environmental goals of NJ and SJI's commitment to ensuring that it is part of New Jersey’s clean energy future. A resolution of the case is expected later this year.
Elizabethtown Gas
Performance. First quarter 2022 GAAP/economic earnings were $38.6 million compared with $38.0 million in 2021. Utility margin, as previously defined, increased $3.7 million, reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $3.1 million, primarily reflecting higher O&M and interest expenses.
Customer Growth. ETG added approximately 3,000 new customers over the last 12 months and now serves approximately 306,000 customers. ETG’s 1.1% customer growth rate has increased from its historic 0.9% rate, driven by increases in gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP) authorizes investment of $300 million from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our investment of approximately $64 million from July 2020 to June 2021 was rolled into rates on October 1, 2021.
Energy Efficiency. ETG's energy efficiency program, as approved by the BPU in April 2021, authorizes investment of $74.0 million from July 1, 2021 to June 30, 2024. Our investment of approximately $17 million from July 2021 to June 2022 commenced recovery in July 2021.
Base Rate Case. In December 2021, ETG filed a petition with the NJBPU requesting an increase of $76.6 million to its base rates. An update to this petition was filed in February 2022 updating the requested base rate revenue increase to $72.9 million. The request is based on a proposed pre-tax return on invested capital of 7.63%, with a capital structure that includes a common equity component of 54.89% and a return on common equity of 10.75%. The request is predominantly driven by the significant capital investments that ETG has made since its last base rate proceeding that was resolved in 2019. Since that time, ETG has invested approximately $215 million of capital investments that are not currently reflected in rates, with an additional $175 million of capital investment anticipated to be invested by September 30, 2022. These capital investments have been and will continue to be made to ensure the safety, reliability and resiliency of ETG's distribution system, allow ETG to continue to provide safe, reliable and best in class customer service, and facilitate the environmental goals of NJ and SJI's commitment to ensuring that it is part of New Jersey’s clean energy future. A resolution of the case is expected later this year.
NON-UTILITY
SJI's non-utility entities include Energy Management, Energy Production and Midstream. First quarter 2022 GAAP earnings were $14.6 million compared with $16.2 million in 2021. First quarter 2022 economic earnings were $31.0 million compared with $16.1 million in 2021.
Energy Management
Performance. Energy Management includes Wholesale Services (Fuel Management/Marketing) and Retail Services (Account Services/Energy Consulting). First quarter 2022 GAAP earnings were $15.1 million compared with $13.7 million in 2021. First quarter 2022 economic earnings were $30.5 million compared with $13.9 million in 2021.

▪Wholesale Services first quarter 2022 GAAP earnings were $13.6 million compared with $13.1 million in 2021. First quarter 2022 economic earnings were $29.2 million compared with $13.3 million in 2021, primarily reflecting more robust asset optimization opportunities as compared with the year ago period.
▪Retail Services first quarter 2022 GAAP earnings were $1.5 million compared with $0.6 million in 2021. First quarter 2022 economic earnings were $1.3 million compared with $0.6 million in 2021, reflecting improved contributions from consulting activities, meter reading and appliance service contract fees.
Energy Production
Performance. Energy Production primarily includes renewable (fuel cell/solar) and decarbonization (REV/RNG development) investments. First quarter 2022 GAAP earnings were $(0.3) million compared with $1.6 million in 2021. First quarter 2022 economic earnings were $0.5 million compared with $1.1 million in 2021.
▪Renewables first quarter 2022 GAAP earnings were $0.1 million compared with $1.0 million in 2021. First quarter 2022 economic earnings were $0.9 million compared with $0.6 million in 2021, primarily reflecting investment tax credits (ITC's) associated with solar investments.
▪Decarbonization first quarter 2022 GAAP/economic earnings were $(0.4) million compared with $0.5 million in 2021, reflecting contributions from SJI's 35% equity interest in REV offset by new business investments. RNG development activities at eight dairy farms is proceeding on track, with in-service anticipated in 2022.
Midstream
Performance. Midstream includes SJI's 20% equity interest in the PennEast Pipeline. First quarter GAAP earnings were $(0.2) million compared with $1.0 million in 2021. First quarter 2022 economic earnings were breakeven compared with $1.0 million in 2021, reflecting the absence of allowance for funds used during construction following cessation of the project in 2021.
OTHER
Performance. Other entity includes interest on debt, including debt associated with past acquisitions. First quarter 2022 GAAP earnings were $(12.4) million compared with $(9.1) million in 2021. First quarter 2022 economic earnings were $(8.7) million compared with $(8.8) million in 2021, reflecting lower outstanding debt offset by higher interest and bank fees.
Capital Expenditures and Cash Flow
For the three months ended March 31, 2022:
▪Net cash provided by operating activities was $307.0 million compared with $198.5 million in the prior year period, primarily reflecting rate relief at SJG, improved wholesale marketing results and customer growth.
▪Net cash used in investing activities was $158.3 million compared with $112.3 million in the prior year period, primarily reflecting utility capital expenditures and REV, fuel cell and solar investments.
▪Net cash used in financing activities was $145.5 million compared with $96.1 million in the prior year period, primarily reflecting equity issuances partially offset by debt repayment and refinancing.
Balance Sheet
▪Equity-to-total capitalization was 39.6% at March 31, 2022 compared with 35.8% at December 31, 2021, largely reflecting equity financing and repayment of debt.
▪Assuming conversion of mandatory convertible equity units and equity credit from rating agencies for long-duration debt, SJI's adjusted equity-to-total capitalization, a non-GAAP measure, was 47.5% at March 31, 2022 compared with 43.6% at December 31, 2021.
▪At March 31, 2022, SJI had total credit facilities of $1.0 billion, with $891 million of available liquidity.

Dividends
On May 4, SJI’s Board of Directors declared its regular dividend of $0.3100 per share for the second quarter of 2022. The dividend is payable July 5, 2022 to shareholders of record at the close of business on June 10, 2022. This is SJI's 71st consecutive year of paying dividends.

Acquisition
On February 24, 2022, SJI announced that it had entered into a definitive agreement to be acquired by IIF. The per share purchase price of $36.00 represented a 46.3% premium to SJI’s 30-day volume weighted average price (VWAP) as of February 23, 2022, the last trading day prior to the announcement of the agreement. The transaction was unanimously approved by SJI’s Board of Directors and is expected to close in the fourth quarter of 2022, subject to the approval of SJI’s shareholders, the receipt of regulatory approvals, including by the New Jersey Board of Public Utilities, and other customary closing conditions. Dividends payable to SJI shareholders are expected to continue in the ordinary course until the closing, subject to approval by SJI’s Board of Directors. Upon completion of the transaction, SJI’s shares will no longer trade on the New York Stock Exchange, and SJI will become a private company.

About SJI
SJI (NYSE: SJI), an energy infrastructure holding company based in Folsom, NJ, delivers energy services to customers through two primary subsidiaries: SJI Utilities (SJIU) and SJI Energy Enterprises (SJIEE). SJIU houses the company’s regulated natural gas utility operations, delivering safe, reliable and affordable natural gas to more than 700,000 residential, commercial and industrial customers across New Jersey via its South Jersey Gas and Elizabethtown Gas subsidiaries. SJIEE houses the company’s non-utility operations primarily focused on clean energy development and decarbonization via renewable energy production and energy management activities. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward-Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; cybersecurity incidents and related disruptions; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; failure to satisfy the conditions to closing of the Merger, including obtaining the requisite vote of the shareholders of SJI; the diversion of management time on Merger-related issues; and public health crises and epidemics or pandemics, such as the COVID-19 pandemic. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in this Quarterly Report, SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2021 and in any other SEC filings made by SJI or SJG during 2021 and 2022 and prior to the filing of this earnings release. Also refer to the additional risk factor described below:

Explanation of Non-GAAP Financial Measures

Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance. We define Economic Earnings as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interests; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for the three months ended March 31, 2022 and 2021, are described in (A)-(B) in the table below. Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of the items described above. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended March 31,
	2022	2021
Income from Continuing Operations	$129,414	$128,798
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	21,268	44
Income Attributable to Noncontrolling Interests	(135)	(129)
Acquisition/Sale Net Costs (A)	6,491	267
Income Taxes (B)	(7,583)	(86)
Economic Earnings	$149,455	$128,894

Earnings per Share from Continuing Operations	$1.08	$1.26
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	0.18	—
Income Attributable to Noncontrolling Interests	—	—
Acquisition/Sale Net Costs (A)	0.05	—
Income Taxes (B)	(0.06)	—
Economic Earnings per Share	$1.25	$1.26
(A) In 2022, represents costs incurred related to the Merger Agreement and to finalize the transactions related to acquiring Bronx Midco and solar projects. In 2021, represents the final working capital payment on the sale of Elkton, which was finalized during the first quarter of 2021.
(B) The income taxes were determined using a combined average statutory tax rate.

Summary of Utility Margin
The following tables summarize Utility Margin for SJG and ETG (in thousands):

South Jersey Gas

	Three Months Ended March 31,
	2022	2021
Utility Margin:
Residential	$123,478	$119,974
Commercial and Industrial	44,587	41,022
Cogeneration and Electric Generation	1,252	1,249
Interruptible	26	65
Off-System Sales & Capacity Release	2,262	737
Other Revenues	240	243
Margin Before Weather Normalization & Decoupling	171,845	163,290
CIP Mechanism	(726)	(763)
EET Mechanism	1,805	1,454
Utility Margin**	$172,924	$163,981

Elizabethtown Gas

	Three Months Ended March 31,
	2022	2021
Utility Margin:
Residential	$67,606	$65,981
Commercial & Industrial	31,146	33,057
Regulatory Rider Expenses*	(6,051)	(10,048)
Utility Margin**	$92,701	$88,990

*Represents pass-through expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on financial results.

**Utility Margin is a non-GAAP financial measure and is further defined on page 2 under SJG performance. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended March 31,
	2022	2021
Operating Revenues:
Utility	$490,219	$402,616
Nonutility	334,359	271,684
Total Operating Revenues	824,578	674,300
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	200,504	126,513
- Nonutility	307,764	245,061
Operations and Maintenance	78,978	70,103
Depreciation	33,957	31,812
Energy and Other Taxes	4,775	3,983
Total Operating Expenses	625,978	477,472
Operating Income	198,600	196,828

Other Income and Expense	2,603	2,068
Interest Charges	(31,579)	(31,459)
Income Before Income Taxes	169,624	167,437
Income Taxes	(40,666)	(41,769)
Equity in Earnings of Affiliated Companies	456	3,130
Income from Continuing Operations	129,414	128,798
Loss from Discontinued Operations - (Net of tax benefit)	(70)	(71)
Net Income	129,344	128,727
Less: Income Attributable to Noncontrolling Interests	135	129
Net Income Attributable to South Jersey Industries, Inc.	$129,209	$128,598

Basic Earnings Per Common Share:
Continuing Operations	$1.10	$1.28
Discontinued Operations	—	—
Net Income	1.10	1.28
Less: Income Attributable to Noncontrolling Interests	—	—
Net Income Attributable to South Jersey Industries, Inc.	$1.10	$1.28

Average Shares of Common Stock Outstanding - Basic	118,167	100,845

Diluted Earnings Per Common Share:
Continuing Operations	$1.08	$1.26
Discontinued Operations	—	—
Net Income	1.08	1.26
Less: Income Attributable to Noncontrolling Interests	—	—
Net Income Attributable to South Jersey Industries, Inc.	$1.08	$1.26

Average Shares of Common Stock Outstanding - Diluted	119,747	101,937

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Three Months Ended March 31,
	2022	2021
Net Cash Provided by Operating Activities	$306,957	$198,463

Cash Flows from Investing Activities:
Capital Expenditures	(121,473)	(105,380)
Investment in Contract Receivables	(5,704)	(6,166)
Proceeds from Contract Receivables	3,427	3,370
Investment in Affiliates	(20,769)	(196)
Return of Investment in Affiliates	4,000	—
Advances to Affiliates	(12,105)	—
Net Repayment of Notes Receivable - Affiliates	—	311
Divestiture Working Capital Settlement	—	(267)
Investment in Subsidiary, Net of Cash Acquired	(5,660)	—
Other	—	(4,000)

Net Cash Used in Investing Activities	(158,284)	(112,328)

Cash Flows from Financing Activities:
Net Repayments of Short-Term Credit Facilities	(243,300)	(425,100)
Proceeds from Issuance of Long-Term Debt	—	300,000
Principal Repayments of Long-Term Debt	(2,500)	(2,500)
Payments for Issuance of Long-Term Debt	—	(9,108)
Proceeds from Sale of Common Stock	100,380	42,272
Payments for the Issuance of Common Stock	—	(1,662)
Capital Distributions to Noncontrolling Interests in Subsidiaries	(130)	—
Capital Contributions of Noncontrolling Interests in Subsidiaries	43	—

Net Cash Used in Financing Activities	(145,507)	(96,098)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	3,166	(9,963)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	29,440	41,831

Cash, Cash Equivalents and Restricted Cash at End of Period	$32,606	$31,868

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	March 31, 2022	December 31, 2021
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,775,603	$5,682,805
Accumulated Depreciation	(997,976)	(975,619)
Nonutility Property and Equipment, at cost	262,704	240,503
Accumulated Depreciation	(37,342)	(35,367)

Property, Plant and Equipment - Net	5,002,989	4,912,322

Investments:
Available-for-Sale Securities	37	37
Restricted	84	686
Investment in Affiliates	53,884	38,509

Total Investments	54,005	39,232

Current Assets:
Cash and Cash Equivalents	32,522	28,754
Accounts Receivable	407,313	343,835
Unbilled Revenues	74,296	87,357
Provision for Uncollectibles	(46,969)	(41,763)
Notes Receivable - Affiliates	2,995	5,695
Natural Gas in Storage, average cost	19,613	59,744
Materials and Supplies, average cost	1,082	1,053
Prepaid Taxes	12,100	33,977
Derivatives - Energy Related Assets	150,133	95,041
Other Prepayments and Current Assets	24,271	25,269

Total Current Assets	677,356	638,962

Regulatory and Other Noncurrent Assets:
Regulatory Assets	624,229	672,416
Derivatives - Energy Related Assets	52,102	22,488
Notes Receivable - Affiliates	79,080	64,254
Contract Receivables	47,103	45,339
Goodwill	706,960	706,960
Other	213,002	206,699

Total Regulatory and Other Noncurrent Assets	1,722,476	1,718,156

Total Assets	$7,456,826	$7,308,672

	March 31, 2022	December 31, 2021
Capitalization and Liabilities
Equity:
Common Stock	$153,009	$146,675
Premium on Common Stock	1,653,313	1,559,060
Treasury Stock (at par)	(255)	(287)
Accumulated Other Comprehensive Loss	(26,720)	(26,729)
Retained Earnings	403,244	310,433
Total South Jersey Industries, Inc. Equity	2,182,591	1,989,152
Noncontrolling Interests	10,337	10,289
Total Equity	2,192,928	1,999,441

Long-Term Debt	3,187,571	3,189,009

Total Capitalization	5,380,499	5,188,450

Current Liabilities:
Notes Payable	90,700	334,000
Current Portion of Long-Term Debt	66,076	66,076
Accounts Payable	358,632	330,164
Customer Deposits and Credit Balances	26,581	40,355
Environmental Remediation Costs	37,506	40,905
Taxes Accrued	7,844	4,937
Derivatives - Energy Related Liabilities	93,458	60,002
Deferred Contract Revenues	532	753
Derivatives - Other Current	435	568
Dividends Payable	36,398	—
Interest Accrued	37,580	23,611
Other Current Liabilities	53,049	54,311

Total Current Liabilities	808,791	955,682

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	241,220	198,901
Environmental Remediation Costs	123,109	125,176
Asset Retirement Obligations	231,113	229,030
Derivatives - Energy Related Liabilities	34,681	16,079
Derivatives - Other Noncurrent	5,582	7,432
Regulatory Liabilities	443,639	398,951
Other	188,192	188,971

Total Deferred Credits and Other Noncurrent Liabilities	1,267,536	1,164,540

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$7,456,826	$7,308,672